EXHIBIT 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

RYB Education, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-223864) on Form S-8 of RYB Education, Inc. of our report dated May 14, 2021, with respect to the consolidated balance sheet of RYB Education, Inc. as of December 31, 2020, the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 20-F of RYB Education, Inc.

/s/ KPMG Huazhen LLP

Beijing, China

May 14, 2021